Exhibit 99.1

RPM Reports Strong Fourth-Quarter and Year-End Results for Fiscal 2011

•	Fourth-quarter net sales increase 11% over pro-forma prior year

•	Net income for the quarter up 15% over pro-forma prior year

•	Full-year sales increase 8.5% over pro-forma prior year

•	Net income for the year up 16% from pro-forma prior year

MEDINA, OH – July 25, 2011 – RPM International Inc. (NYSE: RPM) today reported double-digit gains in sales, net income and earnings per diluted share for its fiscal 2011 fourth quarter ended May 31, 2011, compared to fourth-quarter 2010 pro-forma results. Prior-year pro-forma results assume that the deconsolidation of RPM’s Specialty Products Holding Corp. (SPHC) and subsidiaries occurred before fiscal 2010. The deconsolidation eliminated approximately $300 million in annual revenues from the company’s industrial segment beginning June 1, 2010.

Fourth-Quarter Results

Net sales, net income and earnings per share for the fourth quarter were all up sharply over prior-year pro-forma results. Net sales grew 10.9% to $981.8 million from a pro-forma $885.6 million in fiscal 2010. Consolidated earnings before interest and taxes (EBIT) increased 10.2% to $119.8 million from a pro-forma $108.7 million a year ago. Net income attributable to RPM stockholders was up 14.8% to $70.2 million from $61.1 million a year ago. Diluted earnings per share improved 14.9% to $0.54 from $0.47 in the fiscal 2010 fourth quarter.

“Our strong fourth-quarter performance reflects the resilience of our operating companies in the face of stiff headwinds generated by escalating raw material costs, continued weakness in the domestic housing market and a commercial construction market that is only gradually recovering from depressed levels,” stated Frank C. Sullivan, chairman and chief executive officer. “Our deliberate strategic balance between industrial and consumer markets once again proved effective in addressing challenging market conditions.”

On an as-reported basis, RPM’s net sales of $981.8 million were up 1.1% from the $971.5 million reported in the fiscal 2010 fourth quarter. Consolidated EBIT grew 16.0% to $119.8 million from $103.3 million in the fiscal 2010 fourth period. Net income attributable to RPM stockholders of $70.2 million was up 16.0% from the $60.5 million earned in the fiscal 2010 fourth quarter, while earnings per diluted share of $0.54 were up 14.9% from $0.47 a year ago.

Fourth-Quarter Segment Sales and Earnings

On a pro-forma basis, industrial segment sales grew 14.4% to $625.9 million in the fiscal 2011 fourth quarter from a pro-forma $547.1 million a year ago. Organic sales improved 12.3%, including 3.9% in foreign exchange translation gains, while acquisition growth added 2.1%. Industrial segment EBIT improved 23.5% to $70.3 million from a pro-forma $56.9 million in the fiscal 2010 fourth quarter.

RPM Reports Improved Fourth-Quarter and Year-End Results for Fiscal 2011

July 25, 2011

“Our industrial segment benefited from global expansion in sales of high-performance industrial coatings, polymer flooring systems and maintenance products, while the continuing gradual improvement in commercial construction had a positive impact on our domestic and European businesses serving that market. As a result, sales gains in excess of 10% were recorded for high-performance corrosion control coatings, European sealants, polymer flooring systems, fiberglass reinforced plastic grating and North American roofing products,” Sullivan stated.

Net sales for RPM’s consumer segment, which was largely unaffected by the deconsolidation, grew 5.1% to $355.9 million from a pro-forma $338.6 million in the fiscal 2010 fourth quarter. Organic sales were up 5.2%, including foreign exchange translation gains of 1.2%, while a small divestiture reduced sales by 0.1%. Consumer segment EBIT improved 1.8% to $53.6 million from a pro-forma $52.7 million a year ago.

“While the domestic housing market – both sales of existing homes and new construction – remains weak, our Rust-Oleum business benefited from continued market share gains, along with penetration of entirely new markets,” stated Sullivan. “Our caulks and patch and repair products, along with primer sealers, were more heavily impacted by the weak retail consumer spending environment, and thus experienced flat to slightly down quarter-over-quarter sales.”

Cash Flow and Financial Position

For fiscal 2011, cash from operations was $238.2 million, compared to $203.9 million in fiscal 2010. Capital expenditures during the year were $39.8 million, while depreciation was $52.4 million. Total debt at the end of fiscal 2011 was $1.1 billion, compared to $928.6 million at the end of fiscal 2010. RPM’s net (of cash) debt-to-total capitalization ratio was 34.8%, compared to 39.8% at May 31, 2010, with both at the low end of the company’s historic norms.

On May 27, 2011, RPM sold $150 million in aggregate principal amount of 6.125% notes due October 15, 2019 through underwriters led by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC. The notes were issued at a premium with an effective yield to maturity of 4.934%. Net proceeds are being used for general corporate purposes, including working capital and acquisitions. The notes are a further issuance of the $300 million aggregate principal amount of 6.125% notes due 2019 that were initially issued on October 9, 2009. Following sale of these notes, 95.8% of the company’s long-term debt was at fixed rates averaging 6.32%.

“Our acquisition pipeline is quite active, and we expect to close a number of attractive deals in fiscal 2012. Our strong cash and liquidity position enables us to aggressively pursue acquisitions, while funding internal investment and a growing cash dividend. At May 31, 2011, liquidity, including cash and long-term committed available credit, stood at $887 million,” Sullivan stated.

RPM Reports Improved Fourth-Quarter and Year-End Results for Fiscal 2011

July 25, 2011

Fiscal 2011 Sales and Earnings

On a pro-forma basis, fiscal 2011 net sales, net income and earnings per share increased. Net sales were up 8.5% to $3.38 billion from a pro-forma $3.12 billion in fiscal 2010. Consolidated EBIT increased 10.5% to $344.8 million from a pro-forma $312.1 million in fiscal 2010. Net income attributable to RPM stockholders improved 16.1% to $189.1 million from a pro-forma $162.9 million in fiscal 2010. Diluted earnings per share attributable to RPM stockholders grew 15.1% to $1.45 from a pro-forma $1.26 a year ago.

On an as-reported basis, net sales in fiscal 2011 declined 0.9% to $3.38 billion from the $3.41 billion reported a year ago. Consolidated EBIT was $344.8 million, up 7.7% from the $320.2 million reported in fiscal 2010. Net income attributable to RPM stockholders increased 5.0% to $189.1 million from $180.0 million reported in fiscal 2010. Diluted earnings per share attributable to RPM stockholders improved 4.3% to $1.45 in fiscal 2011 from $1.39 a year ago.

Fiscal-Year Segment Sales and Earnings

Sales for RPM’s industrial segment increased 11.3% to $2.26 billion from a pro-forma $2.03 billion in fiscal 2010. The organic sales increase was 8.4%, including net foreign exchange gains of 0.5%, while acquisition growth added 2.9%. Industrial segment EBIT grew 15.4% to $235.8 million from a pro-forma $204.4 million in fiscal 2010.

“Nearly all of our industrial businesses posted strong sales gains for the year, with double-digit increases in high-performance industrial coatings and North American roofing. High single-digit increases were posted in commercial polymer flooring, concrete admixtures and fiberglass reinforced plastic grating,” stated Sullivan.

Consumer segment sales for fiscal 2011 improved 3.4% to $1.12 billion from a pro-forma $1.08 billion reported last year. Organic sales increased by 3.2%, including net foreign exchange gains of 0.2%, with acquisition growth net of a small divestiture adding 0.2%. Consumer segment EBIT fell 0.9%, to $146.0 million from a pro-forma $147.3 million a year ago.

“Rust-Oleum branded products, including small project paints, automotive aftermarket products, and garage and basement floor coatings, enjoyed solid growth for the year. Modest sales declines were experienced in our other consumer do-it-yourself lines,” Sullivan stated.

Minority Interest in Kemrock Industries and Exports Ltd. Increased

In May 2011, RPM increased its minority interest in Kemrock Industries and Exports Ltd, a fully integrated fiberglass reinforced plastic composites manufacturer with more than $200 million in annual sales that is based in Vadodara, Gujarat State, India. The increase in ownership – from 14.9% to 18.3% – triggered a provision under Indian law requiring RPM to commence a public offer for up to an additional 20% of Kemrock’s outstanding shares. RPM’s ownership of Kemrock may increase further when the required tender offer is completed. Kemrock continues to operate under the leadership of founder and managing director, Kalpesh Patel, and his management team.

RPM Reports Improved Fourth-Quarter and Year-End Results for Fiscal 2011

July 25, 2011

Business Outlook

“We see continuing strength in our industrial businesses as we build on the market share gains made in businesses that address the recovering commercial construction market and benefit from ongoing momentum in businesses serving our core industrial maintenance and repair markets. We anticipate industrial sales growth in upper single-digit to low double-digit levels, while expecting more modest growth rates in our consumer segment. As a result, we anticipate overall sales growth of 8% to 10%, with 10% to 15% growth in diluted earnings per share. Although we remain challenged by both price and availability of raw materials, along with unsettled economic conditions in both Europe and North America, we are confident that our strategically balanced portfolio of businesses will enable us to achieve these targets,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-901-5241 or 617-786-2963 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on July 25, 2011 until 11:59 p.m. EDT on August 1, 2011. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 78868138. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.

For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.

# # #

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and

RPM Reports Improved Fourth-Quarter and Year-End Results for Fiscal 2011

July 25, 2011

factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2010, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				PRO FORMA (a)
	Three Months Ended May 31,		Year Ended May 31,		Three Months Ended May 31,	Year Ended May 31,
	2011	2010	2011	2010	2010	2010
	(Unaudited)				(Unaudited)
Net Sales	$981,768	$971,511	$3,381,841	$3,412,716	$885,633	$3,116,193
Cost of sales	565,342	553,009	1,980,974	1,977,341	501,446	1,796,885

Gross profit	416,426	418,502	1,400,867	1,435,375	384,187	1,319,308
Selling, general & administrative expenses	296,648	307,303	1,056,069	1,107,278	275,502	1,007,181
Interest expense	16,415	16,002	65,427	59,273	15,997	59,251
Investment (income), net	(4,493)	(2,592)	(15,682)	(7,576)	(2,547)	(7,342)
Net loss upon deconsolidation of SPHC		7,946		7,946

Income before income taxes	107,856	89,843	295,053	268,454	95,235	260,218
Provision for income taxes	34,378	29,022	91,885	87,327	29,148	81,807

Net income	73,478	60,821	203,168	181,127	66,087	178,411
Less: Net income attributable to noncontrolling interests	3,304	302	14,110	1,090	4,948	15,529

Net income attributable to RPM International Inc. Stockholders	$70,174	$60,519	$189,058	$180,037	$61,139	$162,882

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.54	$0.47	$1.46	$1.40	$0.47	$1.27

Diluted	$0.54	$0.47	$1.45	$1.39	$0.47	$1.26

Average shares of common stock outstanding - basic	127,461	127,367	127,403	127,047	127,367	127,047

Average shares of common stock outstanding - diluted	128,186	128,210	128,066	127,731	128,210	127,731

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest. Pro forma figures also exclude the $7.9 million loss recorded upon deconsolidation of SPHC for the year ended May 31, 2010.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

	AS REPORTED				PRO FORMA (a)
	Three Months Ended May 31,		Year Ended May 31,		Three Months Ended May 31,	Year Ended May 31,
	2011	2010	2011	2010	2010	2010
	(Unaudited)				(Unaudited)
Net Sales:
Industrial Segment	$625,895	$632,988	$2,259,809	$2,328,194	$547,073	$2,031,217
Consumer Segment	355,873	338,523	1,122,032	1,084,522	338,560	1,084,976

Total	$981,768	$971,511	$3,381,841	$3,412,716	$885,633	$3,116,193

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$69,790	$64,786	$232,544	$225,528	$55,529	$202,500
Interest (Expense), Net (c)	(467)	(1,325)	(3,304)	(1,709)	(1,355)	(1,908)

EBIT (d)	$70,257	$66,111	$235,848	$227,237	$56,884	$204,408

Consumer Segment
Income Before Income Taxes (b)	$53,654	$52,699	$146,035	$147,019	$52,699	$147,354
Interest (Expense), Net (c)	30	44	63	37	45	37

EBIT (d)	$53,624	$52,655	$145,972	$146,982	$52,654	$147,317

Corporate/Other
(Expense) Before Income Taxes (b)	$(15,588)	$(27,642)	$(83,526)	$(104,093)	$(12,993)	$(89,636)
Interest (Expense), Net (c)	(11,485)	(12,129)	(46,504)	(50,025)	(12,140)	(50,038)

EBIT (d)	$(4,103)	$(15,513)	$(37,022)	$(54,068)	$(853)	$(39,598)

Consolidated
Income Before Income Taxes (b)	$107,856	$89,843	$295,053	$268,454	$95,235	$260,218
Interest (Expense), Net (c)	(11,922)	(13,410)	(49,745)	(51,697)	(13,450)	(51,909)

EBIT (d)	$119,778	$103,253	$344,798	$320,151	$108,685	$312,127

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest. Pro forma figures also exclude the $7.9 million loss recorded upon deconsolidation of SPHC for the year ended May 31, 2010.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2011	May 31, 2010
Assets
Current Assets
Cash and cash equivalents	$435,011	$215,355
Trade accounts receivable	740,460	654,435
Allowance for doubtful accounts	(27,597)	(20,525)

Net trade accounts receivable	712,863	633,910
Inventories	463,120	386,982
Deferred income taxes	17,764	19,788
Prepaid expenses and other current assets	239,212	194,126

Total current assets	1,867,970	1,450,161

Property, Plant and Equipment, at Cost	998,245	924,086
Allowance for depreciation and amortization	(608,218)	(541,559)

Property, plant and equipment, net	390,027	382,527

Other Assets
Goodwill	831,489	768,244
Other intangible assets, net of amortization	312,867	303,159
Other	112,676	99,933

Total other assets	1,257,032	1,171,336

Total Assets	$3,515,029	$3,004,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$358,790	$299,596
Current portion of long-term debt	2,549	4,307
Accrued compensation and benefits	156,981	136,908
Accrued loss reserves	57,645	65,813
Other accrued liabilities	159,324	124,870

Total current liabilities	735,289	631,494

Long-Term Liabilities
Long-term debt, less current maturities	1,106,304	924,308
Other long-term liabilities	224,026	243,829
Deferred income taxes	62,042	43,152

Total long-term liabilities	1,392,372	1,211,289

Total liabilities	2,127,661	1,842,783

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 130,580; 129,918)	1,306	1,299
Paid-in capital	735,245	724,089
Treasury stock, at cost	(62,495)	(40,686)
Accumulated other comprehensive income (loss)	6,073	(107,791)
Retained earnings	583,035	502,562

Total RPM International Inc. stockholders’ equity	1,263,164	1,079,473
Noncontrolling interest	124,204	81,768

Total equity	1,387,368	1,161,241

Total Liabilities and Stockholders’ Equity	$3,515,029	$3,004,024

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended
	May 31,
	2011	2010
Cash Flows From Operating Activities:
Net income	$203,168	$181,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	52,385	61,823
Amortization	20,368	22,430
Net loss upon deconsolidation of SPHC		7,946
Other-than-temporary impairments on marketable securities	693	260
Deferred income taxes	7,708	32,485
Stock-based compensation expense	12,282	10,030
Other	(1,086)	(1,768)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(70,440)	(17,748)
(Increase) in inventory	(71,523)	(15,059)
(Increase) decrease in prepaid expenses and other current and long-term assets	(22,645)	2,230
Increase in accounts payable	55,896	19,638
Increase in accrued compensation and benefits	19,564	7,206
(Decrease) in accrued loss reserves	(8,198)	(2,705)
Increase in other accrued liabilities	28,235	42,079
Payments made for asbestos-related claims		(92,621)
Other	11,759	(53,417)

Cash From Operating Activities	238,166	203,936

Cash Flows From Investing Activities:
Capital expenditures	(39,826)	(23,241)
Acquisition of businesses, net of cash acquired	(38,972)	(73,985)
Purchase of marketable securities	(92,060)	(105,364)
Proceeds from sales of marketable securities	77,035	93,972
Proceeds from sales of assets or businesses	1,301	1,892
Decrease in cash due to deconsolidation of SPHC		(18,568)
Investments in unconsolidated subsidiaries	(8,634)	(3,089)
Other	(4,784)	1,430

Cash (Used For) Investing Activities	(105,940)	(126,953)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	200,499	314,059
Reductions of long-term and short-term debt	(24,502)	(319,642)
Cash dividends	(108,585)	(105,430)
Repurchase of stock	(21,811)
Exercise of stock options	12,116	14,667
Other		(2,283)

Cash Provided By (Used For) Financing Activities	57,717	(98,629)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	29,713	(16,386)

Net Change in Cash and Cash Equivalents	219,656	(38,032)
Cash and Cash Equivalents at Beginning of Period	215,355	253,387

Cash and Cash Equivalents at End of Period	$435,011	$215,355